Exhibit 2.1

\ "' u,· 0·=-.. . . - BARBARA K. CEGAVSKE Secretary of State 1 111111 1111111111111111111111111 11111111 •04010.s• ... . . _ - '?: , .· 202 North Carson Street Filed in the office of /(. Barbara K. Cegavske Secretary of State State of Nevada Oocumenl Number 20170540420-95 Filing Date and Time 12/22/2017 2:08 PM Entity Number E0593972017-4 . ' . ,,... \1_ \ ,ll:' ' (775) 684·5708. Webs ite: www .nvsos.gov Articles of Incorporation (PURSUANT TO NRS CHAPTER 78) 1. Name of Corporation: Fidelity Federal 13ancorp 2. Registered Agent for Service of Process: (check only one box) [Kl Commercial Registered Agent: Kolesar & Leatham. Chtd. OName0 Noncommercial Registered AgentQB.Office or Position with Entity (name and address below)(name and address below) Name or Noncommercial Registered Agent OR Name of Title of Office or Other Position with Entity Nevada Street AddressCityZip Code Nevada Mailing Address (I different from street address)CityZip Code 3. Authorized Stock: (number or shares corporation is authorized to issue) Number Number ofof shares shares withPar valuewithout par value:()per share:Snfapar value:I S,000,000 4.Names and Addresses of the Board of Directors/ Trustees:(each Director/Trustee must be a natural panion al least 18 years of age; attach additional page if more than two directors/ rustees) 1) Bruce A. Cordingley Name 18 NW Fourth StreetEvansvilleIN47708 Street AddressCityStateZip Code 2) Donald R.Neel Name 18 NW fourth StreetEvansvilleIN47708 Street AddressCityStateZip Code 5. Purpose:(opt1ona1: required only if Benefit Corporation status selected) Thepurpose of the corporation shall be. 6. Benefit Corporation: (seeinstructions)Oves 7. Name,Address and Signature of lncorporator :(attach additional page if more t declare, to tile best of my knowledge under pen11ty ol perjury, that the information contained herein ia correct andacknowledge that pursuant to HRS 239.330,tt Is a category C felony to knowingly offer 1ny lse or forged Instrument for ftllng In th• Office of the Secretary of State. Don;ild R. Neelx011. µ thanone incorporator ) Namelncorpol'lltor Sl11natu1'11 18 N W Founh StreetEvansville..TN47708 AddressCitvStateZip Code 8. Certificate of Acceptance of Appointment of Registered Agent: Ihereby accept appointment as RegiSlered Agent for theebove nemed Entity. If the registered agent is unable to sign the Articles of lnCOfPOration. submit aarate signed Registered Agent Acceptance form. x(.--.--(\).. .l Lllll .. - Authorized Signature of Registered Agent '6r On Behalf of Reglstel'lld Agent Entityafe I }.d-/ 17 This form must be accompanied by appropriate fees. ABOVE SPACE IS FOR OFFICE USE ONLY Nevada Sec1e11ry of Stato NRS 78 Ar1k:les Revised:9·2&-17 Sec attached for clarification.

Continuation

RESTATED ARTICLES OF INCORPORATION

OF

FIDELITY FEDERAL BANCORP

ARTICLE I

Name of Corporation

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The name of the corporation is Fidelity Federal Bancorp (the "Corporation").

ARTICLE III
Authorized Stock

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Section 1.      Number of Shares. The total number of shares of capital stock which the Corporation has authority to issue is 15,000,000 shares, all of which shall be divided into two classes of shared to be designated "Common Stock" and "Preferred Stock", respectively, as follows:

10,000,000 shares of Common Stock; and
5,000,000 shares of Preferred Stock.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof issued and outstanding) by the affirmative vote of the holders of a majority of shares of Common Stock then issued and outstanding, without a vote of holders of the shares of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms and conditions establishing the series of Preferred Stock.

Section 2.      Terms of Shares. A statement of the designations, relative rights, preferences, powers, qualifications, limitations and restrictions granted to or imposed upon the respective classes of the shares of capital stock or the holders thereof is as follows:

A.            Preferred Stock.

Shares of Preferred Stock may be issued from time to time in one or more series. Such shares of Preferred Stock may be redeemed, purchased, or otherwise acquired by the Corporation, subject to any limitation or restriction, if any, as is contained in the express terms of any series, and may be re-issued except as otherwise provided by law.

The Board of Directors is hereby authorized, subject to any limitations prescribed by law, to provide for the issue, in one or more series, of all or any of the shares of Preferred Stock and, in the resolution or resolutions providing for such issue, to establish the number of shares to be included in each such series, which number may be increased (except where otherwise provided by the Board of Directors in creating the series) or decreased (but not below the number of shares thereof then outstanding), and the designation, powers, preferences, relative rights, dividend rights and rates, conversion rights, voting rights, redemption rights, and price or prices, sinking fund provision, liquidation preferences, special rights, qualifications, limitations, restrictions, and protective provisions of each such series.

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B.            Common Stock.

Each share of Common Stock shall be equal to every other share of Common Stock. Except as otherwise provided by law or in these Articles of Incorporation (including the provisions authorizing the Board of Directors to bestow certain rights on any series of Preferred Stock), each share of Common Stock shall participate equally in all earnings and profits of the Corporation and on distribution of assets, either on dissolution, liquidation or otherwise and is entitled to distributions and dividends as and when declared by the Board of Directors out of the funds of the Corporation legally available for the payment of dividends.

C.            Fixed Rate Cumulative Perpetual Preferred Stock. Series A

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the "Fixed Rate Cumulative Perpetual Preferred Stock, Series A" (the "Designated Preferred Stock"). The authorized number of shares of Designated Preferred Stock shall be 6,657.

Part 2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

Part 3. Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Annex A hereto) as defined below:

(a)            "Common Stock" means the common stock, without par value, of the Corporation.

(b)            "Dividend Payment Date" means February 15, May 15, August 15 and November 15 of each year.

(c)            "Junior Stock" means the Common Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

(d)            "Liquidation Amount" means $1,000 per share of Designated Preferred Stock.

(e)            "Minimum Amount" means $1,664,250.

(f)            "Parity Stock" means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(g)            "Signing Date" means the Original Issue Date.

Part 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

[Annex A follows immediately hereafter]

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ANNEX A

STANDARD PROVISIONS

Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Issuer.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a)            "Applicable Dividend Rate" means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

(b)            "Appropriate Federal Banking Agency" means the "appropriate Federal banking agency" with respect to the Issuer as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(c)            "Business Combination" means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Issuer's stockholders.

(d)            "Business Day" means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(e)            "Bylaws" means the bylaws of the Issuer, as they may be amended from time to time.

(f)            "Certificate of Designations" means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(g)            "Charter" means the Issuer's certificate or articles of incorporation, articles of association, or similar organizational document.

(h)            "Dividend Period" has the meaning set forth in Section 3(a).

(i)            "Dividend Record Date" has the meaning set forth in Section 3(a).

(j)            "Liquidation Preference" has the meaning set forth in Section 4(a).

(k)            "Original Issue Date" means the date on which shares of Designated Preferred Stock are first issued.

(l)            "Preferred Director" has the meaning set forth in Section 7(b).

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(m)            "Preferred Stock" means any and all series of preferred stock of the Issuer, including the Designated Preferred Stock.

(n)            "Qualified Equity Offering" means the sale and issuance for cash by the Issuer to persons other than the Issuer or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Issuer at the time of issuance under the applicable risk-based capital guidelines of the Issuer's Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to November 17, 2008).

(o)            "Standard Provisions" mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.

(p)            "Successor Preferred Stock" has the meaning set forth in Section 5(a).

(q)            "Voting Parity Stock" means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a)            Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a "Dividend Period", provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

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Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Issuer on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date"). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

(b)            Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Issuer or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice; (ii) the acquisition by the Issuer or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Issuer or any of its subsidiaries), including as trustees or custodians; and (iii) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Issuer will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

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Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

Section 4. Liquidation Rights.

(a)            Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Issuer, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Issuer or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Issuer, subject to the rights of any creditors of the Issuer, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Issuer ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the "Liquidation Preference").

(b)            Partial Payment. If in any distribution described in Section 4(a) above the assets of the Issuer or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c)            Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Issuer shall be entitled to receive all remaining assets of the Issuer (or proceeds thereof) according to their respective rights and preferences.

(d)            Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Issuer with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Issuer, shall not constitute a liquidation, dissolution or winding up of the Issuer.

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Section 5. Redemption.

(a)            Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date the Issuer, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Issuer, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Issuer (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the "Minimum Amount" as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the "Successor Preferred Stock") in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Issuer (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Issuer or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b)            No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

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(c)            Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Issuer. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d)            Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e)            Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Issuer, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Issuer, after which time the holders of the shares so called for redemption shall look only to the Issuer for payment of the redemption price of such shares.

(f)            Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Issuer shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7. Voting Rights.

(a)            General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

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(b)            Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Issuer shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the "Preferred Directors" and each a "Preferred Director") to fill such newly created directorships at the Issuer's next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Issuer to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Issuer may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(c)            Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)             Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Issuer ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Issuer;

(ii)            Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

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(iii)            Share Exchanges, Reclassifications Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Issuer with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Issuer is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole; provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Issuer to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Issuer will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(d)            Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e)            Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Issuer and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Issuer nor such transfer agent shall be affected by any notice to the contrary.

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Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Issuer, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11. Replacement Certificates. The Issuer shall replace any mutilated certificate at the holder's expense upon surrender of that certificate to the Issuer. The Issuer shall replace certificates that become destroyed, stolen or lost at the holder's expense upon delivery to the Issuer of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Issuer.

Section 12. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

[End of Annex A]

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D.            Fixed Rate Cumulative Perpetual Preferred Stock, Series B

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the "Fixed Rate Cumulative Perpetual Preferred Stock, Series B" (the "Designated Preferred Stock"). The authorized number of shares of Designated Preferred Stock shall be 200.00200.

Part 2. Standard Provisions. The Standard Provisions contained in Annex B attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

Part 3. Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Annex B hereto) as defined below:

(a)            "Common Stock" means the common stock, without par value, of the Corporation.

(b)            "Dividend Payment Date" means February 15, May 15, August 15 and November 15 of each year.

(c)            "Junior Stock" means the Common Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

(d)            "Liquidation Amount" means $1,000 per share of Designated Preferred Stock.

(e)            "Minimum Amount" means $50,000.

(f)            "Parity Stock" means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively). Without limiting the foregoing, Parity Stock shall include the Corporation's UST Preferred Stock.

(g)            "Signing Date" means the Original Issue Date.

(h)            "UST Preferred Stock" means the Issuer's Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

Part 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

[Annex B follows immediately hereafter]

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ANNEX B

STANDARD PROVISIONS

Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Issuer.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a)            "Appropriate Federal Banking Agency" means the "appropriate Federal banking agency" with respect to the Issuer as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(b)            "Business Combination" means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Issuer's stockholders.

(c)            "Business Day" means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(d)            "Bylaws" means the bylaws of the Issuer, as they may be amended from time to time.

(e)            "Certificate of Designations" means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(f)            "Charter" means the Issuer's certificate or articles of incorporation, articles of association, or similar organizational document.

(g)            "Dividend Period" has the meaning set forth in Section 3(a).

(h)            "Dividend Record Date" has the meaning set forth in Section 3(a).

(i)            "Liquidation Preference" has the meaning set forth in Section 4(a).

(j)            "Original Issue Date" means the date on which shares of Designated Preferred Stock are first issued.

(k)            "Preferred Director" has the meaning set forth in Section 7(b).

(l)            "Preferred Stock" means any and all series of preferred stock of the Issuer, including the Designated Preferred Stock.

(m)            "Qualified Equity Offering" means the sale and issuance for cash by the Issuer to persons other than the Issuer or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Issuer at the time of issuance under the applicable risk-based capital guidelines of the Issuer's Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to November 17, 2008).

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(n)            "Standard Provisions" mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.

(o)            "Successor Preferred Stock" has the meaning set forth in Section 5(a).

(p)            "Voting Parity Stock" means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a)            Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a per annum rate of 9.0% on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a "Dividend Period", provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Issuer on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each a "Dividend Record Date"). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

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Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

(b)            Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Issuer or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice; (ii) the acquisition by the Issuer or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Issuer or any of its subsidiaries), including as trustees or custodians; and (iii) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Issuer will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

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Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

Section 4. Liquidation Rights.

(a)            Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Issuer, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Issuer or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Issuer, subject to the rights of any creditors of the Issuer, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Issuer ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the "Liquidation Preference").

(b)            Partial Payment. If in any distribution described in Section 4(a) above the assets of the Issuer or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c)            Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Issuer shall be entitled to receive all remaining assets of the Issuer (or proceeds thereof) according to their respective rights and preferences.

(d)            Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Issuer with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Issuer, shall not constitute a liquidation, dissolution or winding up of the Issuer.

Section 5. Redemption.

(a)            Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the later of (i) first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date; and (ii) the date on which all outstanding shares of UST Preferred Stock have been redeemed, repurchased or otherwise acquired by the Issuer. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Issuer, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

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Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Issuer, at its option, subject to the approval of the Appropriate Federal Banking Agency and subject to the requirement that all outstanding shares of UST Preferred Stock shall previously have been redeemed, repurchased or otherwise acquired by the Issuer, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (1) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Issuer (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the "Minimum Amount" as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the "Successor Preferred Stock") in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Issuer (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Issuer or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b)            No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c)            Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Issuer. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d)            Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e)            Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Issuer, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Issuer, after which time the holders of the shares so called for redemption shall look only to the Issuer for payment of the redemption price of such shares.

(f)            Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Issuer shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7. Voting Rights.

(a)            General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b)            Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Issuer shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the "Preferred Directors" and each a "Preferred Director") to fill such newly created directorships at the Issuer's next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to reverting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Issuer to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Issuer may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold 'office for the unexpired term in respect of which such vacancy occurred.

(q)            Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)            Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Issuer ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Issuer;

(ii)            Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

(iii)      Share Exchanges. Reclassifications. Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Issuer with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Issuer is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole; provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Issuer to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Issuer will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(d)       Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e)       Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Issuer and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Issuer nor such transfer agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Issuer, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11. Replacement Certificates. The Issuer shall replace any mutilated certificate at the holder's expense upon surrender of that certificate to the Issuer. The Issuer shall replace certificates that become destroyed, stolen or lost at the holder's expense upon delivery to the Issuer of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Issuer.

Section 12. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

[End of Annex B]

E.            Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series C

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the "Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series C" (the "Designated Non-Cumulative Preferred Stock"). The Designated Non-Cumulative Preferred Stock shall be deemed preferred stock for purposes of the Articles of Incorporation. The authorized number of shares of Designated Non-Cumulative Preferred Stock shall be 3,999.999.

Part 2 Standard Provisions. The Standard Provisions contained in Annex C attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of these Articles of Amendment to the same extent as if such provisions had been set forth in full herein.

Part. 3. Definitions. The following terms are used in these Articles of Amendment (including the standard provisions in Annex C hereto) as defined below:

(a)            "Common Stock" means the common stock, without par value, of the Corporation.

(b)            "Liquidation Amount" means $1,000 per share of the Designated Non-Cumulative Preferred Stock.

(e)            "Minimum Amount" means $3,999,999.

(f)            "Parity Stock" means any class or series of stock of the Corporation (other than Designated Non-Cumulative Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Non-Cumulative Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(g)            "Signing Date" means the Original Issue Date.

Part 4. Certain Voting Matters. Holders of shares of Designated Non-Cumulative Preferred Stock shall not have any voting rights, except as required by law or as set forth herein.

[Annex C follows immediately hereafter]

ANNEX C

STANDARD PROVISIONS

Section 1. General Matters. Each share of the Designated Non-Cumulative Preferred Stock shall be identical in all respects to every other share of the Designated Non-Cumulative Preferred Stock. The designated non-cumulative preferred stock shall be perpetual, subject to the provisions of Section 5 of these standard provisions that form a part of these articles of amendment. The Designated Non-Cumulative Preferred Stock shall rank equally with Parity Stock and shall rank senior to junior stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Issuer.

Section 2. Standard Definitions. As used herein with respect to Designated Non-Cumulative Preferred Stock:

(a)            "Applicable Dividend Rate" means 6% per annum.

(b)            "Appropriate Federal Banking Agency" means the "Appropriate Federal Banking Agency" with respect to the Issuer as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(c)            "Articles of Amendment" means these Articles of Amendment or comparable instrument relating to the Designated Non-Cumulative Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(d)            "Business Combination" means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Issuer's stockholders.

(e)            "Business Day" means any day except Saturday, Sunday and any day on which banking institutions in the State of Indiana generally are authorized or required by law or other governmental actions to close.

(f)            "Bylaws" means the bylaws of the Issuer, as they may be amended from time to time.

(g)            "Charter" means the Issuer's Certificate or Articles of Incorporation, Articles of Association, or similar organizational document.

(h)            "Dividend Period" has the meaning set forth in Section 3(a).

(i)            "Dividend Record Date" has the meaning set forth in Section 3(a).

(j)            "Liquidation Preference" has the meaning set forth in Section 4(a).

(k)            "Original C Stock Issue Date" means the date on which shares of Designated Non-Cumulative Preferred Stock are first issued.

(1)            "Preferred Stock" means any and all series of Preferred Stock of the Issuer, including the Designated Non-Cumulative Preferred Stock.

(m)            "Qualified Equity Offering" means the sale and issuance for cash by the Issuer to persons other than the Issuer or any of its subsidiaries after the Original C Stock Issue Date of shares of Perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Issuer at the time of issuance under the applicable risk-based capital guidelines of the Issuer's Appropriate Federal Banking Agency.

(n)            "Standard Provisions" mean these Standard Provisions that form a part of these Articles of Amendment relating to the Designated Non-Cumulative Preferred Stock.

(o)            "Successor Preferred Stock" has the meaning set forth in Section 5(a).

(p)            "Voting Parity Stock" means, with regard to any matter as to which the holders of Designated Non-Cumulative Preferred Stock are entitled to vote (as specified in Section 7) of these Standard Provisions that form a part of these Articles of Amendment, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a)  Rate. Holders of Designated Non-Cumulative Preferred Stock shall be entitled to receive, on each share of Designated Non-Cumulative Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on the Liquidation Amount per share of Designated Non-Cumulative Preferred Stock. Such dividends shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the Dividend Payment due on that date will be postponed to the next day that is a Business Day and no additional Dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a "Dividend Period", provided that the initial Dividend Period for the Designated Non-Cumulative Preferred Shares shall be the period from and including the Original C Stock Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Designated Non-Cumulative Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Non-Cumulative Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Designated Non-Cumulative Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Non-Cumulative Preferred Stock as they appear on the stock register of the Issuer on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date"). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Non-Cumulative Preferred Stock shall not be entitled to any Dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Non-Cumulative Preferred Stock as specified in this Section 3 (subject to the other provisions of these Articles of Amendment).

(b)     No dividend on the Designated Non-Cumulative Preferred Stock shall be authorized or declared or paid or set apart for payment by the Corporation if at such time (i) the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach or default thereunder or (ii) such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.

(c)      Except as otherwise specified herein, the shares of Designated Non-Cumulative Preferred Stock shall not be entitled to any dividends in excess of the full noncumulative dividends declared thereon. In addition, no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend on the Designated Non-Cumulative Preferred Stock that may be in arrears.

(d)     Except as provided in the next succeeding sentence, if any shares of Designated Non-Cumulative Preferred Stock are outstanding, no dividends or other distributions shall be declared or paid or set apart for payment, and no other dividend or distribution shall be declared or made upon, the Corporation's Common Stock or any other equity securities ranking, as to dividends or upon liquidation, on parity with or junior to the Designated Non-Cumulative Preferred Stock unless full dividends on the Designated Non-Cumulative Preferred Stock have been or contemporaneously are declared and paid or declared. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Designated Non-Cumulative Preferred Stock and all other equity securities ranking, as to dividends, on a parity with the Designated Non-Cumulative Preferred Stock, all dividends declared upon the Designated Non-Cumulative Preferred Stock and any other equity securities ranking, as to dividends, on a parity with the Designated Non-Cumulative Preferred Stock shall be authorized and declared by the Corporation on a pro rata basis so that the amount of dividends per share of Designated Non-Cumulative Preferred Stock and each such other equity security shall in all cases bear to each other the same ratio that accrued but unpaid dividends per share of Designated Non-Cumulative Preferred Stock for the then current Dividend Period and each prior Dividend Period, if any, as to which dividends have been declared and each such other equity security (which shall not include any previously undeclared and unpaid dividends for prior periods if such other equity security is not entitled to cumulative dividends) bear to each other.

(e)      If any shares of Designated Non-Cumulative Preferred Stock are outstanding, none of the Corporation's Common Stock or other equity securities ranking, as to dividends or upon liquidation, on parity with or junior to the Designated Non-Cumulative Preferred Stock shall be redeemed, purchased or otherwise acquired, directly or indirectly, for any consideration (or any monies be paid to or made available for a sinking fund for the redemption thereof) by the Corporation (except by conversion into or exchange for the Corporation's Common Stock or other equity securities ranking, as to dividends and upon liquidation, junior to the Designated Non-Cumulative Preferred Stock) unless full dividends on the Designated Non-Cumulative Preferred Stock have been or contemporaneously are declared and paid or declared.

Section 4. Liquidation Rights.

(a)      In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (collectively, a "Liquidation"), holders of record of Designated Non-Cumulative Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation legally available for distribution to stockholders (after payment or provision for payment of all debts and other liabilities of the Corporation and the liquidation preference of any equity securities of the Corporation ranking, as to liquidation, senior to the Designated Non-Cumulative Preferred Stock) an amount equal to the liquidation preference of $1,000.00 per share of Designated Non-Cumulative Preferred Stock, plus (i) all accrued but unpaid dividends for the then current Dividend Period (whether or not earned or declared) until the date of payment and (ii) all accrued but unpaid dividends that have been declared with respect to one or more prior Dividend Periods (but without accumulation of any previously undeclared and unpaid dividends for prior Dividend Periods), before any distribution of assets is made to holders of the Corporation's Common Stock or any other equity securities ranking, as to liquidation, junior to the Designated Non-Cumulative Preferred Stock. After payment of the full liquidating distributions to which they are entitled, the holders of Designated Non-Cumulative Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

(b)      If, upon any liquidation of the Corporation, the legally available assets of the Corporation are insufficient to make full payment to holders of the Designated Non-Cumulative Preferred Stock and all equity securities of the Corporation ranking, as to liquidation, on parity with the Designated Non-Cumulative Preferred Stock, then the holders of the Designated Non-Cumulative Preferred Stock and such other equity securities shall share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c)       The following events, individually or as part of a series of transactions, shall not be considered a liquidation of the Corporation within the meaning of Section 4: (i) a consolidation or merger of the Corporation with or into another entity; (ii) the merger of another entity with or into the Corporation; (iii) a statutory share exchange by the Corporation; or (iv) a sale, lease, transfer or conveyance of all or substantially all of the Corporation's assets.

(d)      Written notice of any liquidation of the Corporation, stating the amount of any resulting liquidating distributions and the payment date when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by the Corporation by first class mail, postage pre-paid, not less than 30 nor more than 60 calendar days immediately preceding the payment date stated therein, to each holder of record of Designated Non-Cumulative Preferred Stock at its address appearing in the stock records of the Corporation.

Section 5. Redemption.

(a)            Optional Redemption. Except as provided below, the Designated Non-Cumulative Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original C Stock Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Issuer, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Non-Cumulative Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the liquidation amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption

Notwithstanding the foregoing, prior to the first dividend payment date falling on or after the third anniversary of the Original C Stock Issue Date, the Issuer, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Non-Cumulative Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the liquidation amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

The redemption price for any shares of Designated Non-Cumulative Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Issuer or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such dividend record date relating to the dividend payment date as provided in Section 3 above.

(b)            No Sinking Fund. The Designated Non-Cumulative Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Non-Cumulative Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Non-Cumulative Preferred Stock.

(c)            Notice of Redemption. Notice of every redemption of shares of Designated Non-Cumulative Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Issuer. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Non-Cumulative Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Non-Cumulative Preferred Stock. Notwithstanding the foregoing, if shares of Designated Non-Cumulative Preferred Stock are issued in certificated form directly from the Issuer to the holders of the Designated Non-Cumulative Preferred Stock, notice of redemption may be given to the holders of Designated Non-Cumulative Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Non-Cumulative Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d)            Partial Redemption. In case of any redemption of part of the shares of Designated Non-Cumulative Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Non-Cumulative Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e)            Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Issuer, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the City of Indianapolis or the City of Carmel, Indiana, and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Issuer, after which time the holders of the shares so called for redemption shall look only to the Issuer for payment of the redemption price of such shares.

(f)            Status of Redeemed Shares. Shares of Designated Non-Cumulative Preferred Stock that are redeemed, repurchased or otherwise acquired by the Issuer shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Non-Cumulative Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Non-Cumulative Preferred Stock).

Section 6. Conversion. Holders of Designated Non-Cumulative Preferred Stock shares shall have no right to exchange or convert such shares into any other securities except as otherwise agreed to by the stockholders and the Issuer.

Section 7. Voting Rights. The holders of Designated Non-Cumulative Preferred Stock shall not have any voting rights except as otherwise from time to time required by law.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Issuer and the transfer agent for Designated Non-Cumulative Preferred Stock may deem and treat the record holder of any share of Designated Non-Cumulative Preferred Stock as the true and lawful owner thereof for all purposes, and neither the issuer nor such transfer agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of Designated Non-Cumulative Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in these Articles of Amendment, in the Charter or Bylaws or by applicable law.

Section 10. No Preemptive Rights. No share of Designated Non-Cumulative Preferred Shares shall have any rights of preemption whatsoever as to any securities of the Issuer, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11. Replacement Certificates. The Issuer shall replace any mutilated certificate at the holder's expense upon surrender of that certificate to the Issuer. The Issuer shall replace certificates that become destroyed, stolen or lost at the holder's expense upon delivery to the Issuer of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Issuer.

Section 12. Other Rights. The shares of Designated Non-Cumulative Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

[End of Annex C]

Section 3.     Voting Rights. Except as otherwise provided by law or these Articles of Incorporation (including the provision authorizing the Board of Directors to bestow voting rights on any series of Preferred Stock), the holders of the outstanding shares of Common Stock shall have and possess the exclusive right to notice of stockholders' meetings and to vote on all matters presented to stockholders and each holder of the Common Stock is entitled to vote on all matters presented to stockholders and shall be entitled on all matters to one vote for each share of Common Stock registered in his or her name on the books of the Corporation.

Section 4.     Voting for Directors. At each election of directors, every stockholder entitled to vote at an election shall have the right to vote, in person or by proxy, the number of shares owned by the stockholder for as many persons as there are directors to be elected and for whose election the stockholder has a right to vote; however, there shall not be any cumulative voting either by giving one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares owned by the stockholder, or by distributing such votes accumulated by the same method among any number of candidates.

ARTICLE IV

Names and Addresses of the Board of Directors

(continuation from page 1)

Name	Address	City, State Zip Code
3) Barry A. Schnakenburg	18 NW Fourth Street	Evansville, Indiana 47708
4) Paul E. Becker	18 NW Fourth Street	Evansville, Indiana 47708
5) Gerald K. Pedigo	18 NW Fourth Street	Evansville, Indiana 47708
6) Phillip J. Stoffregen	18 NW Fourth Street	Evansville, Indiana 47708

Section 1.     Number of Directors. The Board of Directors is composed of no fewer than 5 nor more than 15 members. The exact number of directors shall be set forth from time to time in the By-Laws of the Corporation.

Section 2.     Powers of Directors. In addition to the powers and the authority granted by these Articles or by statute expressly conferred, the Board of Directors of the Corporation is hereby authorized to exercise all powers and to do all acts and things as may be exercised or done under the laws of the State of Nevada by a corporation organized and existing under the provisions of Title 7, Chapter 78 of the Nevada Revised Statutes and not specifically prohibited or limited by these Articles.

Section 3.     Terms of Directors and Removal. With respect to any directors whose terms are scheduled to expire when their successors are elected and qualified at the Annual Meeting of Stockholders (or any special meeting in lieu thereof) in 2000, the terms of office of each such successor shall thenceforth be for one year commencing at such annual meeting. With respect to any directors whose terms of office are scheduled to expire when their successors are elected and qualified at the Annual Meeting of Stockholders in 2001, the terms of office of each such successor shall thenceforth be for one year commencing at such annual meeting. With respect to any directors whose terms of office are scheduled to expire when their successors are elected and qualified at the Annual Meeting of Stockholders in 2002, the terms of office of each such successor shall thenceforth be for one year commencing at such annual meeting and thereafter each such successor may be removed at a meeting. Any additional directorships resulting from an increase in the number of directors shall be for a term of one year.

Section 4.      Removal of Directors with or Without Cause. Each director who is elected and qualified at the Annual Meeting of Stockholders (or any special meeting held in lieu thereof) in 2000 or thereafter may be removed (i) with or without cause, at a meeting of stockholders called expressly for that purpose, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors, or (ii) with cause, by a vote of a majority of directors then in office. Any additional directors resulting from an increase in the number of directors or who are elected to fill any vacancy may also be removed as provided in this Article IV, Section 4. "Cause" for removal of a director shall be limited to the grounds specifically enumerated in 12 C.F.R. §563.39 (or any successor provision) with respect to termination for cause.

Additional Articles are as Follows:

ARTICLE IX

Provisions for Regulation of Business

and Conduct of Affairs of Corporation

Section 1.     By-Laws of the Corporation. The Board of Directors by a majority vote of the actual number of directors elected and qualified from time to time shall have the power, without the assent or vote of the stockholders, to make, alter, amend or repeal the By-Laws of the Corporation.

Section 2.     Indemnification of Directors and Officers.

(a)           Definitions. For purposes of this Section, the following terms shall have the following meanings:

(1)          "Liabilities" and "Expenses" shall mean monetary obligations incurred by or on behalf of a director or officer in connection with the investigation, defense or appeal of a Proceeding or in satisfying a claim thereunder and shall include, but shall not be limited to, attorneys' fees and disbursements, amounts of judgments, fines or penalties, excise taxes assessed with respect to an employee benefit plan, and amounts paid in settlement by or on behalf of a director or officer.

(2)          "Other Enterprise" shall mean any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether for profit or not (other than any direct or indirect federal savings association subsidiary of the Corporation), for which a director or officer is or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent.

(3)          "Proceeding" shall mean any claim, action, suit or proceeding (whether brought by or in the right of the Corporation or Other Enterprise or otherwise), civil, criminal, administrative or investigative, whether formal or informal, and whether actual or threatened or in connection with an appeal relating thereto, in which a director or officer may become involved, as a party or otherwise, (i) by reason of his being or having been a director or officer of the Corporation (and, if applicable, an officer, employee or agent of the Corporation) or a director, officer, partner, trustee, employee or agent of an Other Enterprise or arising out of his status as such, or (ii) by reason of any past or future action taken or not taken by a director or officer in any such capacity, whether or not he continues to be such at the time he incurs Liabilities and Expenses under the Proceeding.

(4)          "Standard of Conduct" shall mean that a director or officer, based on facts then known to the director or officer, discharged the duties as a director or officer, including duties as a member of a committee, in good faith in what he reasonably believed to be in or not opposed to the best interests of the Corporation or Other Enterprise, as the case may be, and, in addition, in any criminal Proceeding had no reasonable cause to believe that his conduct was unlawful. The termination of any Proceeding, by judgment, order, settlement (whether with or without court approval) or conviction or upon a plea of guilty, shall not create a presumption that the director or officer did not meet the Standard of Conduct. The termination of any Proceeding by a consent decree or upon a plea of nolo contendere, or its equivalent, shall create the presumption that the director or officer met the Standard of Conduct.

(b)            Indemnification. If a director or officer is made a party to or threatened to be made a party to any Proceeding, the Corporation shall indemnify the director or officer against Liabilities and Expenses incurred by him in connection with such Proceeding in the following circumstances:

(l)           If a director or officer has been wholly successful on the merits or otherwise with respect to any such Proceeding, he shall be entitled to indemnification for Liabilities and Expenses as a matter of right. If a Proceeding is terminated against the director or officer by consent decree or upon a plea of nolo contendere, or its equivalent, the director or officer shall not be deemed to have been "wholly successful" with respect to such Proceeding.

(2)          In all other situations, a director or officer shall be entitled to indemnification for Liabilities and Expenses as a matter of right unless (i) the director or officer has breached or failed to perform his duties as a director or officer in compliance with the Standard of Conduct and (ii) with respect to any action or failure to act by the director or officer which is at issue in such Proceeding, such action or failure to act constituted willful misconduct or recklessness. To be entitled to indemnification pursuant to this Subparagraph b(2), the director or officer must notify the Corporation of the commencement of the Proceeding in accordance with Paragraph (e) and request indemnification. A review of the request for indemnification and the facts and circumstances underlying the Proceeding shall be made in accordance with one of the procedures described below; and the director or officer shall be entitled to indemnification as a matter of right unless, in accordance with such procedure, it is determined beyond a reasonable doubt that (i) the director or officer breached or failed to perform the duties of the office in compliance with the Standard of Conduct, and (ii) the breach or failure to perform constituted willful misconduct or recklessness. Any one of the following procedures may be used to make the review and determination of a director's or officer's request for indemnification under this Subparagraph b(2):

(A)        by the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to, or who have been wholly successful with respect to, such Proceeding;

(B)        if a quorum cannot be obtained under (A) above, by a majority vote of a committee duly designated by the Board of Directors (in the designation of which, directors who are parties to such Proceeding may participate), consisting solely of two or more directors who are not parties to, or who have been wholly successful with respect to, such Proceeding;

(C)         by independent legal counsel selected by a majority vote of the full Board of Directors (in which selection, directors who are parties to such Proceeding may participate); or

(D)        by a committee consisting of three (3) or more disinterested persons selected by a majority vote of the full Board of Directors (in which selection, directors who are parties to such Proceeding may participate).

Any determination made in accordance with the above procedures shall be binding on the Corporation and the director or officer.

(3)        If several claims, issues or matters of action are involved, a director or officer may be entitled to indemnification as to some matters even though he is not entitled to indemnification as to other matters.

(4)       The indemnification herein provided shall be applicable to Proceedings made or commenced after the adoption of this Section, whether arising from acts or omissions to act which occurred before or after the adoption of this Section.

(c)            Prepaid Liabilities and Expenses. The Liabilities and Expenses which are incurred or are payable by a director or officer in connection with any Proceeding shall be paid by the Corporation in advance, with the understanding and agreement between such director or officer and the Corporation, that, in the event it shall ultimately be determined as provided herein that the director or officer was not entitled to be indemnified, or was not entitled to be fully indemnified, the director or officer shall repay to the Corporation such amount, or the appropriate portion thereof, so paid or advanced.

(d)            Exceptions to Indemnification. Notwithstanding any other provisions of this Section to the contrary, the Corporation shall not indemnify a director or officer:

(1)        for any Liabilities or Expenses incurred in a suit against a director or officer for an accounting of profits allegedly made from the purchase or sale of securities of the Corporation brought pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and any amendments thereto or the provisions of any similar federal, state or local statutory law;

(2)        for any Liabilities and Expenses for which payment is actually made to or on behalf of a director or officer under a valid and collectible insurance policy, except in respect of any excess beyond the amount of payment under such insurance; or

(3)        for any Liabilities or Expenses incurred in a suit or claim against the director or officer arising out of or based noon actions attributable to the director or officer in which the director or officer gained any personal profit or advantage to which he was not legally entitled.

(e)            Notification and Defense of Proceeding. Promptly after receipt by a director or officer of notice of the commencement of any Proceeding, the director or officer will, if a request for indemnification in respect thereof is to be made against the Corporation under this Section, notify the Corporation of the commencement thereof; but the failure to so notify the Corporation will not relieve it from any obligation which it may have to the director or officer otherwise than under this Section. With respect to any such Proceeding as to which the director or officer notifies the Corporation of the commencement thereof:

(1)      the Corporation will be entitled to participate therein at its own expense; and

(2)      except as otherwise provided below, to the extent that it may so desire, the Corporation, jointly with any other indemnifying party similarly notified, will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the director or officer. After notice from the Corporation to the director or officer of its election to assume the defense of the director or officer in the Proceeding, the Corporation will not be liable to the director or officer under this Section for any legal or other Expenses subsequently incurred by the director or officer in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. The director or officer shall have the right to employ counsel in such Proceeding, but the Expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the director or officer unless:

(A)       the employment of counsel by the director or officer has been authorized by the Corporation;

(B)        the director or officer shall have reasonably concluded that there may be a conflict of interest between the Corporation and the director or officer in the conduct of the defense of such Proceeding; or

(C)        the Corporation shall not in fact have employed counsel to assume the defense of such Proceeding; in each of which cases the Expenses of counsel employed by the director or officer shall be paid by the Corporation. The Corporation shall not be entitled to assume the defense of any Proceeding brought by or in the right of the Corporation or as to which the director or officer shall have made the conclusion provided for in (B) above.

(3)      The Corporation shall not be liable to indemnify a director or officer under this Section for any amounts paid in settlement of any Proceeding without the Corporation's prior written consent. The Corporation shall not settle any action or claim in any manner which would impose any penalty or limitation on a director or officer without the director or officer's prior written consent. Neither the Corporation nor a director or officer will unreasonably withhold its or his consent to any proposed settlement.

(f)       Other Rights and Remedies. The rights of indemnification provided under this Section are not exhaustive and shall be in addition to any rights to which a director or officer may otherwise be entitled by contract or as a matter of law. Irrespective of the provisions of this Section, the Corporation may, at any time and from time to time, indemnify directors, officers, employees and other persons to the full extent permitted by the provisions of Title 7, Chapter 78 of the Nevada Revised Statutes, or any successor law, as then in effect, whether with regard to past or future matters.

(g)      Continuation of Indemnity. All obligations of the Corporation under this Section shall survive the termination of a director's or officer's service in any capacity covered by this Section.

(h)      Insurance. The Corporation may purchase and maintain insurance on behalf of any director, officer or other person or any person who is or was serving at the request of the Corporation as a director, officer, partner, trustee or agent of an Other Enterprise against any liability asserted against such person and incurred by such person in any capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of applicable statutes, this Section or otherwise.

(i)       Benefit. The provisions of this Section shall inure to the benefit of each director or officer and his respective heirs, personal representatives and assigns and the Corporation, its successors and assigns.

(j)       Severability. In case any one or more of the provisions contained in this Section shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

Section 3.     Voting Rights on Certain Business Combinations. The affirmative vote of the holders of outstanding shares of capital stock of the Corporation representing two-thirds (2/3) or more of the votes entitled to be cast shall be required to approve any Business Combination (as hereinafter defined). All other business combinations shall require the affirmative vote of the holders of outstanding shares of capital stock of the Corporation representing a majority of the votes entitled to be cast.

A "Business Combination" for purposes of this Article XI shall include:

(i)      Any merger or consolidation of the Corporation with or into any other corporation (other than the merger transaction by which Evansville Federal Savings Bank will become a wholly-owned subsidiary of the Corporation); or

(ii)     Any sale, lease, exchange, pledge, transfer or other disposition, in one transaction or a series of transactions, of any material portion of the assets of the Corporation or any material subsidiary thereof to or with any other corporation, person or entity.

Section 4.        Acquisitions of a Controlling Interest. The provisions of the Nevada Revised Statutes §§ 78.378 to 78.3793, as amended from time to time, shall not apply to the Corporation.

Section 5.         Combinations with Interested Stockholders. The Corporation elects not to be governed by the provisions of Nevada Revised Statutes §§ 78.411 to 78.444, as amended from time to time.

STATE OF NEVADA

BRIAN SANDOVAL
Governor

DEPARTMENT OF BUSINESS AND INDUS

FINANCIAL INSTITUTIONS DIVIS

Commissioner

December 22, 2017

Subject: Name Approval for Fidelity Federal Bancorp

Dear Mr. Saxe:

Sincerely,

Mary Young
Acting Deputy Commissioner

LAS VEGAS
Office of the Commissioner
3300 W. Sahara Ave., Suite 250
Las Vegas, NV 89102
(702) 486-4120 Fax (702) 486-4563

RENO
Examination Office
1755 E. Plumb Lane, Suite 243
Reno, NV 89502
(775) 688-1730 Fax (775) 688-1735
Web Address: http://fid.nv.gov

CARSON CITY
Licensing Office
1830 College Parkway, Suite 100
Carson City, NV 89706
P.O. Box 3239, Carson City, NV 89702
(775) 684-2970 Fax (775) 684-2977

STATE OF NEVADA BRIAN SANDOVAL GovernorDEPARTMENT OF BUSINESS AND INDU k I I Filed in the office of Document Number 20170540413-07 Entity Number iff' December 22, 2017 · Fidelity Federal Bancorp Attn: Ryan N. Saxe, Esq. rsaxe@klnevada.com Subject:Name Approval for Fidelity Federal Bancorp Dear Mr. Saxe: We have received and approved your request to use the name Fidelity Federal Bancorp,inyour filing with the Nevada Secretary of State pursuant to NRS 659.125. However, this approval does not constitute a license or exemption from any license that may be required by any agency of the State of Nevada. Ifyou have any questions or need additional assistance, please do not hesitate to contact the undersigned at (702) 486-4120. Sincerely, LAS VEGAS Olllce ol lhe COIM1issloner 3300 W.Sahara Ave.• Suite 250 Las Vegas, NV 89102 (702) 486-4 120 Fax (702) 486·4563 RENO Exanftllon Office 1755E.Plumb Lane. Slite 243 Reno, HV 89502 (775)688-1730 Fax (n5)688-1735 Woo Add!&ss: http://fid.nv.gov CARSON CITY licensing Oftlce 1830 College Patkway, SuilB 100 Carson City,NV 89706 P.O.Box 3239, Carson City,NV 89702 (775)684·2970 Fax (775) 684-29n

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